Exhibit 99.1

PhotoMedex Extends Agreement with Ya-Man for the no!no! Brand in Japan

MONTGOMERYVILLE, Pa.--(BUSINESS WIRE)--December 17, 2012--PhotoMedex, Inc. (NASDAQ and TASE: PHMD) announces the signing of a two-year extension with Ya-Man, the exclusive distributor of its no!no! brand in Japan. The new agreement calls for minimum order quantities and advertising budgets consistent with the existing agreement, which was due to expire on December 31, 2012. Independent research shows that no!no! Hair is the leading women’s hair removal device in Japan, accounting for more than 50% of all retail sales.

Commenting on the renewal of the agreement with Ya-Man, Dr. Dolev Rafaeli, chief executive officer of PhotoMedex, said, “Ya-Man has been a strong distribution partner for the no!no! brand for the past three years and we are delighted to renew the agreement and our partnership, which further advances our market-leading position in Japan. We expect continued growth of no!no! products there through our finely honed consumer marketing program and the excellent work Ya-Man is doing, supported by brand extensions into other categories including the no!no! line for men.”

About Ya-Man

Ya-Man Ltd. is a Japanese manufacturer that specializes in the development and distribution of a wide range of innovative health, fitness and beauty care products, with sales of $192 million for fiscal year 2011. Ya-Man is a publicly traded company whose shares trade on the Tokyo Stock Exchange (TYO: 6630).

About PhotoMedex

PhotoMedex is a global skin health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. The company provides proprietary products and services that address skin diseases and conditions including psoriasis, vitiligo, acne, actinic keratosis (a precursor to certain types of skin cancer) and photo damage. Its experience in the physician market provides the platform to expand its skin health solutions to spa markets, as well as traditional retail, online and infomercial outlets for home-use products. As a result of its December 2011 merger with Radiancy Inc., PhotoMedex has added a range of home-use devices under the no!no!™ brand, for various indications including hair removal, acne treatment and skin rejuvenation. The company also offers a professional product line for acne clearance, skin tightening, psoriasis care and hair removal sold to physician clinics and spas.

SAFE HARBOR STATEMENT

Investors are cautioned that statements in this press release constitute forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed in PhotoMedex’s periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2011, available on the SEC’s web site at www.sec.gov.

CONTACT:
LHA
Kim Sutton Golodetz, 212-838-3777
Kgolodetz@lhai.com
or
Bruce Voss, 310-691-7100
Bvoss@lhai.com
@LHA_IR_PR
or
PhotoMedex, Inc.
Dennis McGrath, 215-619-3287
Chief Financial Officer
info@photomedex.com